Exhibit 10.1

EXECUTION COPY

ICX TECHNOLOGIES, INC.

INVESTORS’ RIGHTS AGREEMENT

EXECUTION COPY

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TABLE OF CONTENTS

(continued)

Page

5.2	Additional Holders	24
5.3	Governing Law	24
5.4	Jurisdiction; Venue	24
5.5	Waiver of Jury Trial	24
5.6	Equitable Remedies	24
5.7	Successors and Assigns	24
5.8	Entire Agreement	25
5.9	Severability	25
5.10	Delays or Omissions	25
5.11	Notices	25
5.12	Attorneys’ Fees	26
5.13	Titles and Subtitles	26
5.14	Limitation on Subsequent Rights	26
5.15	Non-Business Days	26
5.16	Counterparts	26
5.17	Telecopy Execution and Delivery	26
5.18	Aggregation of Stock	27
5.19	Termination	27

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ICX TECHNOLOGIES, INC.

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of July 26, 2005, by and among ICx Technologies, Inc., a Delaware corporation (the “Company”), the undersigned holders of the Company’s Series A Preferred Stock listed on Exhibit A (each an “Preferred Holder,” and collectively the “Preferred Holders”) and the undersigned holders of at least 100,000 shares of the Company’s Common Stock listed on Exhibit B hereto (each a “Common Holder”, and collectively, the “Common Holders”), and replaces in its entirety that certain Preferred Holders’ Rights Agreement dated as of April 22, 2005.

RECITALS

WHEREAS, certain of the Preferred Holders purchased shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”), pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of April 22, 2005 (the “Purchase Agreement”);

WHEREAS, the Company proposes to enter into acquisitions with each of Amphitech Holdings Corp., a Delaware corporation, Digital Infrared Imaging, a Delaware corporation, New Heights Manufacturing, Inc., a Georgia corporation, Nomadics, Inc., an Oklahoma corporation, Nuvonyx, Inc., a Delaware corporation and Sensor Technology Systems Inc., an Arizona corporation (each, an “Acquisition”), pursuant to which it will issue shares of its common stock, par value $0.001 per share (“Common Stock”) and Series A Preferred.

WHEREAS, the obligations in the definitive acquisition documents for each Acquisition are conditioned upon the execution and delivery of this Agreement by the Company and each of the Common Holders; and

WHEREAS, in connection with the Company’s sale and the Preferred Holders’ purchase of the shares of Series A Preferred and the issuance of Series A Preferred Stock and Common Stock pursuant to each Acquisition, the Company, the Preferred Holders and the Common Holders have agreed to the registration rights, information rights and other rights as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

General

1.1 Certain Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate” means as such term is defined in Rule 144.

(b) “Board” means the Board of Directors of the Company.

(c) “Common Stock” means the Common Stock of the Company, par value $0.001 per share.

(d) “DPC Stockholders” means and includes Digital Power Capital, LLC and/or any of its Affiliates and/or its or their respective successors or assigns.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(f) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any transferee or assignee of record of such Registrable Securities to which the registration rights conferred by this Agreement have been transferred or assigned in accordance with Section 2.11 hereof. A Common Holder shall be considered a “Holder” under this Agreement only for the purposes of Section 2.3 (Piggyback Registrations) and Section 4 (Preemptive Rights) and any other provision of this Agreement where the inclusion of “Common Holder” in the definition of “Holder” would be necessary to effect the rights granted to Common Holders under Sections 2.3 and 4. A Large Holder shall be considered a “Holder” under this Agreement, in addition to the Sections referred to in the previous sentence, only for the purposes of Section 2.2 (Demand Registrations) and any other provision of this Agreement where the inclusion of “Large Holder” in the definition of “Holder” would be necessary to effect the rights granted to Large Holders under Section 2.2.

(h) “Initial Public Offering” means the Company’s first firm commitment underwritten public offering of the Common Stock registered under the Securities Act.

(i) “Large Holder” means any Common Holder who holds 1,000,000 or more shares of Common Stock.

(j) “New Securities” shall have the meaning ascribed to such term in Section 4.1 hereof, subject to the limitations of Section 4.6 hereof.

(k) “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness by the SEC of such registration statement or document.

(l) “Registrable Securities” means (i) shares of Common Stock (a) issued to the Preferred Holders, or (b) issuable upon conversion of the Shares, (ii) when used in Section 2.2 (Demand Registration), shares of Common Stock issued to Large Holders, (iii) when used in Section 2.3 (Piggyback Registrations) and Section 4 (Preemptive Rights), shares of Common Stock issued to Common Holders, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution for, or in exchange for or in replacement of the securities referenced in clauses (i), (ii) and (iii) above. Notwithstanding the foregoing, Registrable Securities shall not include any securities of the Company (x) sold by any person to the public either pursuant to a registration statement under the Securities Act or (y) for which the registration rights of the Holder thereof have expired pursuant to Section 2.8 (Termination of Registration Rights) hereof.

(m) “Registrable Securities then outstanding” equals the number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(n) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4, including, without limitation, all registration and filing fees, exchange listing fee, printing expenses, fees and disbursements of counsel for the Company, Blue Sky fees and expenses and the expense of any special audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company, all underwriting discounts and all underwriting commissions).

(o) “Restated Certificate” means the Company’s Certificate of Incorporation, as amended and restated to date.

(p) “ROFR Agreement” means the Right of First Refusal, Co-Sale and Voting Agreement by and among the Company and the Stockholders (as defined therein) dated on or about the date of this Agreement.

(q) “Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(r) “Rule 145” means Rule 145 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

(s) “SEC” or “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(t) “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(u) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer rates applicable to the sale of Registrable Securities and, except as set forth in the definition of “Registration Expenses”, all fees and reimbursement of counsel for the Holders.

(v) “Series A Directors” shall have the meaning set forth in the Restated Certificate.

(w) “Series A Preferred” means the Series A Preferred Stock of the Company, par value $0.001 per share.

(x) “Shares” means all shares of Series A Preferred issued to the Preferred Holders pursuant to the Acquisitions or pursuant to the Series A Stock Purchase Agreement dated on or about April 22, 2005 and held from time to time by the Preferred Holders or their permitted assigns.

(y) “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan of the Company, (ii) a registration statement of the Company relating to any corporate reorganization or other transaction under Rule 145, including any registration statements related to the issuance or resale of securities issued in such a transaction, or (iii) a registration statement related to the offer and sale of debt securities.

Section 2

Restrictions on Transfer; Registration

2.1 Restrictions on Transfer

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) the transferee has agreed in writing to be bound by the terms of this Agreement (for purposes of clarification, this condition (A) shall apply only to transferees who acquired Shares or Registrable Securities before the Initial Public Offering and only for such shares), (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, such opinion to be reasonably satisfactory to the Company (it being understood that an opinion of Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) shall be deemed satisfactory for the DPC Stockholders and any permitted transferee thereof), that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to and in accordance with Rule 144, except in unusual circumstances.

(b) Notwithstanding the provisions of Section 2.1(a), no such restriction shall apply to a transfer (A) by a Holder that is a partnership transferring to its partners or former partners in accordance with partnership interests, (B) by a Holder that is a corporation transferring to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) by a Holder that is a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) by a Holder that is an individual Holder transferring to the Holder’s family members or trusts for the benefit of an individual Holder, (E) subject to applicable securities laws by a Holder that is an Affiliate of such Holder, (F) to one or more Affiliated partnerships, limited liability companies or funds managed by a Holder or any of their respective directors, officers, partners or members, or (G) that is a transfer not involving any change in beneficial ownership; provided that in each such case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE ISSUER OF SUCH SECURITIES, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE ISSUER FILED UNDER THE ACT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF SUCH SECURITIES.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if (i) the Company has completed the Initial Public Offering, (ii) the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) such opinion to be reasonably acceptable to the Company (it being understood that an opinion of WSGR for the DPC Stockholders shall be deemed acceptable) to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend and (iii) the Holder shall have delivered such securities to the Company or its transfer agent.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions for such securities shall be removed upon receipt by the Company of an order of the appropriate Blue Sky authority authorizing such removal.

2.2 Demand Registration

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders holding not less than a majority of the Registrable Securities then outstanding that the Company file a registration statement for all or part of the Registrable Securities under the Securities Act with an anticipated aggregate offering price of at least $10,000,000 (the “Demand Holders”) then the Company shall, within ten (10) calendar days of the receipt thereof, give written notice of such request to all Holders, and, subject to the limitations of this Section 2.2, use its commercially reasonable efforts to effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered pursuant to and in accordance with this Agreement.

(b) The Company shall not be required to effect or take any action to effect a registration pursuant to this Section 2.2:

(i) before the earlier of (A) April 22, 2009 or (B) the end of the Lock-Up Period (as defined in Section 2.12(a)) applicable to the Preferred Holders;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective (which, for the avoidance of doubt, shall mean that the registrations shall have been continuously effective for one hundred eighty (180) calendar days, or until all Registrable Securities covered thereby have been sold, if earlier);

(iii) if the Demand Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below;

(iv) during the period starting with the date ninety (90) days before the Company’s good faith estimate of the date of filing of (provided that the Company shall, within thirty (30) days of its receipt of the request from the Demand Holders, provide written notice to all Holders specified in Section 2.2(a) of its good faith intent to file a registration statement within such ninety (90)-day period), and ending on the date ninety (90) days following the effective date of the registration statement pertaining to a public offering of its securities by the

Company (or sixty (60) days if the public offering is not the Initial Public Offering), other than, in all cases, pursuant to a Special Registration Statement; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, and provided, in the case of a public offering other than the Initial Public Offering, that the Initiating Holders were permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof without reduction by the underwriter thereof;

(v) if the Company shall furnish to the Demand Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Demand Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) A Holder’s rights to require registrations under this Section 2.2 shall expire if and for so long as the holder is legally able to sell all of its Registrable Securities in any 90-day period pursuant to Rule 144 or any successor exemption under the Securities Act.

2.3 Piggyback Registrations.

(a) The Company shall notify all Holders in writing at least thirty (30) calendar days before the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company other than in connection with the Company’s Initial Public Offering (including, but not limited to, registration statements relating to follow-on offerings of securities of the Company, but excluding Special Registration Statements) whether initiated by the Company or any other stockholder, and will afford each such Holder a reasonable opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within fifteen (15) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of such Holder’s Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company for offerings of its securities, in each case subject to the terms and conditions set forth herein.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 before the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 below.

2.4 Form S-3 Registration. After its Initial Public Offering, in case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance for all or a part of the Registrable Securities owned by such Holder or Holders (the “S-3 Holders”), the Company will:

(a) within fifteen (15) calendar days after receipt of such notice, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) calendar days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4, (i) if Form S-3 is not available to the Company for such offering; (ii) if the aggregate proceeds from the sale of Registrable Securities proposed to be sold pursuant to a Form S-3 will not exceed $1,000,000; (iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within sixty (60) days, other than pursuant to a Special Registration Statement, provided that such Holders are permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof without reduction by the underwriter thereof; (iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the S-3 Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or (v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.4, or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as reasonably practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2 or 2.3, respectively. A Holder’s rights to require registrations under this Section 2.4 shall expire if and for so long as the holder is able to sell all of its Registrable Securities in any 90-day period pursuant to Rule 144 or any successor exemption under the Securities Act.

2.5 Underwriting.

(a) If any of the Demand Holders or S-3 Holders (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.2 or Section 2.4 hereof and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of Section 2.2 or of Section 2.4, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) and the managing underwriter so advises the Company in writing, then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated as follows: first, to the Holders who are Preferred Holders on a pro rata basis based on the total number of then outstanding Registrable Securities held by such Holders; second, to the Holders who are Common Holders on a pro rata basis based on the total number of then outstanding Registrable Securities held by such Holders; third, to the Company; and fourth, to any stockholder of the Company (other than a Holder) on a pro rata basis based on the total number of then outstanding shares of capital stock of the Company held by such stockholder. Notwithstanding the foregoing, no shares of any party other than a Holder shall be included in such a registration without the written consent of the Holders holding not less than a majority of the Registrable Securities then outstanding if such inclusion would reduce the number of shares that may be included by Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the managing underwriter, delivered at least ten (10) business days before the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, corporation or limited liability company, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members and stockholders and any trusts for the benefit of any of the foregoing person shall be deemed to be collectively a single “Holder,” and any pro rata reduction for such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) If the registration statement under which the Company gives notice under Section 2.3 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters reasonably selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to the Holders holding not less than a majority of the Registrable

Securities participating in such underwritten offering). Notwithstanding any other provision contained in this Agreement, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten (including Registrable Securities), the number of shares that may be included in the underwriting shall be allocated as follows: first, to the Company; second, to the Holders (other than the Common Holders) on a pro rata basis based on the total number of Registrable Securities held by the Holders; third, to the Common Holders, pro rata based on the total number of Registrable Securities held by the Common Holders; and fourth, to any stockholder of the Company (other than a Holder or the Common Holders) on a pro rata basis. No shares of any selling stockholder other than a Holder will be included in such registration without the written consent of the Holders (other than the Common Holders) holding not less than a majority of the Registrable Securities then outstanding if such inclusion would reduce the number of shares that may be included by Holders (other than the Common Holders). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter, delivered at least ten (10) business days before the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, corporation or limited liability company, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members, retired members and stockholders and any trusts for the benefit of any of the foregoing person shall be deemed to be collectively a single “Holder,” and any pro rata reduction for such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

2.6 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred for any registration effected pursuant to Section 2.2, Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred for any registrations under Section 2.2 or Section 2.4 shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered. The Initiating Holders shall be required to pay for expenses of any registration proceedings begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders; provided that the Company shall pay for all Registration Expenses of such withdrawn registration proceedings if (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to the applicable section hereof pursuant to which it is requested, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a), then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a registration.

2.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement for such Registrable Securities (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish legal counsel for the Holders with copies of all such documents to be filed) and use all commercially reasonable efforts to cause such registration statement to become effective, and keep such registration statement effective for one hundred eighty (180) calendar days or until the Holder or Holders have completed the distribution related thereto;

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used with such registration statement as may be necessary to comply with the provisions of the Securities Act for the disposition of all securities covered by such registration statement for the period set forth in Section 2.7(a);

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders (and to maintain such registrations and qualifications effective for the applicable period of time set forth in Section 2.7(a), and to do any and all other acts and things that may be necessary or advisable to enable such Holders to consummate the disposition in such jurisdictions of such shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this Section 2.7(d), (ii) subject itself to taxation in any such jurisdiction or (iii) file any general consent to service of process in any such jurisdiction));

(e) If any underwritten public offering occurs, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering, and enter into such other customary agreements and take all such actions (including, without limitation, effecting a stock split or combination of shares) as such underwriter reasonably requests in order to expedite or facilitate the disposition of such shares;

(f) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed (or, if not then listed, on such exchange(s) as requested by a majority of the participating Holders or, in the case of registrations pursuant to Section 2.2, the Holders initiating such registration request);

(g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus to not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) Use commercially reasonable efforts to furnish, on or about the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, copies of (i) the opinion, if any, of the lead legal counsel representing the Company for the purposes of such registration issued pursuant to the underwriting agreement relating to the offering and addressed to the underwriters and (ii) the letter (including any “bring-downs” related thereto) from the independent certified public accountants of the Company issued pursuant to the underwriting agreement relating to the offering and addressed to the underwriters;

(i) Provide for a transfer agent and registrar and CUSIP number for all such shares not later than the effective date of such registration statement;

(j) Make available for inspection by any Holder, by any underwriter participating in any distribution pursuant to such registration statement and by any attorney, accountant or other agent retained by any Holder or by any such underwriter all financing and other records, pertinent corporate documents and properties (other than confidential intellectual property and trade secrets of the Company) of the Company and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy in all respects the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(l) Permit any Holder of Registrable Securities, which Holder, in its sole reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(m) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order; and

(n) Use its commercially reasonable efforts to, within the time periods required by applicable law, file all documents and reports required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and to take any and all other actions to ensure the availability of the use of Form S-3 to the Company and the Holders.

2.8 Termination of Registration Rights. A Holder’s registration rights shall expire on (a) the date that is ten (10) years after the Company has completed its Initial Public Offering and is subject to the provisions of the Exchange Act or (b) the date after the Company has completed its Initial Public Offering and is subject to the provisions of the Exchange Act and all Registrable Securities held by and issuable to such Holder may be sold pursuant to Rule 144 under the Securities Act.

2.9 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise for the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation for any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of Section 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.10 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, for which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact by such Holder contained in any prospectus, offering circular, or other document, including any related registration statement, notification or the like, incident to any such registration, qualification or compliance, or (ii) any omission or alleged omission of such Holder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such other Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred for investigating and defending or settling any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, each of its officers, directors, partners, and each person controlling such Holder, underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, legal counsel and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and each of its officers and directors, and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in any such registration statement, prospectus, offering circular or other document, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, legal counsel, accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred for investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder under an instrument duly executed by such Holder and stated to be in furnished by such Holder specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.10(b) exceed the gross proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided, however, that legal counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and, provided further, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required for defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party for any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other for the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and to such parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omissions.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into for an underwritten public offering of the Company’s securities are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.11 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be transferred or assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a general partner, limited partner or retired partner of a Holder that is a partnership; (b) is a subsidiary or parent corporation that owns all of the capital stock of the Holder; (c) is a member or former member of any Holder that is a limited liability company; (d) is a family member or a trust for the benefit of the Holder or such family member; (e) is an Affiliate of the Holder; (f) is an Affiliated partnership, limited liability company or fund managed by a Holder or any of their respective directors, officers, partners or members; or (g) acquires not less than ten percent (10%) of the Registrable Securities (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) held by the transferring Holder measured as of the date such Holder became a party to this Agreement; provided, however, that (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities for which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.12 “Market Stand-Off” Agreement.

(a) For the Initial Public Offering, each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale or otherwise transfer or dispose of any Common Stock (or any other securities of the Company) held by such Holder (other than those included in the registration) for a period (the “Lock Up Period”) specified by the representative of the underwriters of the Common Stock (or any other securities) of the Company not to exceed one hundred eighty (180) calendar days following the effective date of a registration statement of the Company filed under the Securities Act for such offering (the “Effective Date”); provided that (i) all current and future officers and directors of the Company and all current and future holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements, (ii) the Company shall use its best efforts to decrease the Lock Up Period by providing for periodic releases of portions of the securities restricted pursuant to this Section 2.12(a) (for example, one-third released sixty (60) days following the Effective Date, one-third released ninety (90) days following the Effective Date, and one-third released one-hundred twenty (120) days following the Effective Date), and (iii) the Company shall use its best efforts to have the Lock Up Period terminate if the trading price of the Common Stock after the Effective Date exceeds a certain threshold for a certain time period (for example, the Lock Up Period shall terminate if the trading price of the Common Stock following the Effective Date exceeds 125% of the initial price to public in the Initial Public Offering for a period of at least five (5) trading days). In the event of an early release of securities restricted pursuant to this Section 2.12, such securities will be released from such restriction on a pro rata basis.

(b) Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under this Section 2.12 or that are necessary to give further effect thereto. The obligations described in this Section 2.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions for the shares of Common Stock (or any other securities) subject to the foregoing restriction until the end of the relevant market stand-off period. Each holder agrees that any transferee of any shares of Registrable Securities shall be bound by Section 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration after a public market exists for the Common Stock, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act and the Exchange Act;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities required to bear the restrictive legends set forth in Section 2.1, furnish to such Holder forthwith upon request: (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC; and (iii) such other reports and documents as a Holder may reasonably request to avail itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 3

Covenants of the Company

3.1 Basic Financial Information and Reporting. The Company will maintain true books and records of account in which full and correct entries will be made of all their business transactions pursuant to a system of accounting established and administered in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”) (except as noted herein or as disclosed in writing to the recipients thereof, which disclosure shall provide a reconciliation to GAAP if the differences between the GAAP and non-GAAP financial statements are material), and will set aside on its books all such proper accruals and reserves as shall be required under GAAP consistently applied. In addition, so long as at least 229,600 shares, representing 10% of the Series A Preferred issued pursuant to the Series A Preferred Stock Purchase Agreement dated April 22, 2005 remains outstanding, the Company shall deliver to each Preferred Holder who holds at least 5% of the shares of Series A Preferred outstanding on the date immediately before the date any items in this Section 3.1 are due to be delivered to such Preferred Holders, the following financial information:

(a) As soon as reasonably practicable after the end of each fiscal year, and in any event within one hundred twenty (120) calendar days after the end of each such fiscal year, the Company will furnish to such Preferred Holder a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with GAAP (except as noted herein or as disclosed in writing to the recipients thereof, which disclosure shall provide a reconciliation to GAAP if the differences between the GAAP and non-GAAP financial statements are material) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and in the form requested by the Series A Directors, and audited and certified by independent public accountants approved by the Board (including the Series A Directors). The holders of Series A Preferred shall be granted access to the Company’s auditors. The Company shall also furnish to such Preferred Holders a statement from the chief financial officer (or upon the request of the Preferred Holders, the Company’s auditors) regarding compliance with the terms of this Agreement or any other major agreement.

(b) As soon as reasonably practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within twenty-one (21) calendar days after the end of each such quarter, the Company will furnish to such Preferred Holder an unaudited consolidated balance sheet of the Company as of the end of each such quarterly period, and an unaudited consolidated statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year to date, in the form requested by the Series A Directors, all certified by the Company’s Chief Financial Officer (or, if there is no such officer, the senior employee responsible for the financial statements of the Company), prepared in accordance with GAAP (except as noted herein or as disclosed in writing to the recipients thereof, which disclosure shall provide a reconciliation to GAAP if the differences between the GAAP and non-GAAP financial statements are material) with the exception that no notes need be attached to such statements and period-end audit adjustments may not have been made and setting forth in each case in comparative form the figures from the previous quarter and from the Budget and Operating Plan (defined below), including a management discussion and analysis describing material activities and events in such quarter and discussing major variances from Budget and Operating Plan.

(c) As soon as reasonably practicable after each calendar month, and in any event within seven (7) calendar days after each such calendar month, the Company will furnish to such Preferred Holder a consolidated unaudited balance sheet of the Company as of the end of each such monthly period, and an unaudited consolidated statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year to date, all certified by the Company’s Chief Financial Officer (or, if there is no such officer, the senior employee responsible for the financial statements of the Company), prepared in accordance with GAAP (except as noted herein or as disclosed in writing to the recipients thereof, which disclosure shall provide a reconciliation to GAAP if the differences between the GAAP and non-GAAP financial statements are material) with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made).

(d) The Company will furnish to such Preferred Holder at least thirty (30) calendar days before the beginning of each fiscal year a detailed business plan for the next three upcoming fiscal years that includes a monthly capital and operating budget for such year (and as soon as available, any subsequent written revisions thereto) (the “Budget and Operating Plan”), and a statement of income and a statement of cash flows of the Company for the current fiscal year to date, including a comparison to the Budget and Operating Plan figures for such period, all certified by the Company’s Chief Financial Officer (or, if there is no such officer, the senior employee responsible for the financial statements of the Company) and prepared in accordance with GAAP (except as noted herein or as disclosed in writing to the recipients thereof, which disclosure shall provide a reconciliation to GAAP if the differences between the GAAP and non-GAAP financial statements are material), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(e) As soon as reasonably practicable, and in any event within ten (10) calendar days after filing, the Company will furnish to such Preferred Holder copies of all communications with other stockholders or the financial community, including press releases.

(f) The Company shall promptly provide notice of any material events, including, without limitation, any defaults under any of the Company’s debt agreements, for which the Company shall promptly provide any default notices in connection therewith.

3.2 Inspection Rights. The Preferred Holders shall have the right to visit and inspect any of the properties of the Company, including books, records contracts and agreements, and to discuss the affairs, finances and accounts of the Company with its officers, and to review such information as is reasonably requested all during normal business hours. The Company shall make its officers available to the Preferred Holders during all such visits and inspections; provided, however, that the Company shall not be obligated under this Section 3.2 for information which the Board of Directors determines in good faith is attorney-client privileged and should not, therefore, be disclosed. The Preferred Holders agree to keep, and to use the same degree of care as such Preferred Holders use to protect their own confidential information, to keep confidential and not misuse any Company information that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain) that is obtained by a Preferred Holder, except that a Preferred Holder may disclose such proprietary or confidential information (i) to any partner, member, subsidiary, parent or such other agent of such Preferred Holder for the purpose of evaluating its investment in the Company as long as such partner, member, subsidiary, parent or agent is advised of and bound to the confidentiality provisions of this Section 3.2; (ii) at such time as it enters the public domain through no fault of such Preferred Holder; (iii) that is communicated to it free of any obligation of confidentiality; or (iv) that is developed by such Preferred Holder or its agents independently of and without reference to any confidential information communicated by the Company.

3.3 Directors’ Expenses. The Company shall reimburse all of its Directors and any Board Observer (as such term is defined in the ROFR Agreement) for all reasonable expenses incurred by them in connection with attendance at Board meetings (including any meetings of committees of the Board) and any other meetings or events attended on behalf of the Company at the request of the Company’s Chief Executive Officer or President. The Company shall not, however, pay any compensation to any of its directors for their services as directors, except that the Company may elect to compensate any independent director; provided, however, that any compensation to such independent directors shall be approved by a majority of the Board (including the Series A Directors).

3.4 Board of Directors Meetings; Makeup; Committees. The Company shall hold Board meetings at least once every quarter, unless the Board otherwise unanimously agree to hold fewer Board meetings.

3.5 Directors’ Liability and Indemnification. The Restated Certificate and the Company’s Bylaws, each as may be amended from time to time, shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. The Company shall maintain directors’ and officers’ liability insurance in the amount of $2,000,000 per occurrence and on terms reasonably acceptable to such Preferred Holders provided such coverage is available at commercially reasonable rates. The Company shall enter into indemnification agreements with each of the directors, to the extent such agreements have not been executed before the Closing (as such term is defined in the Purchase Agreement) in a form reasonably acceptable to the Series A Directors.

3.6 Insurance. The Company shall maintain through a carrier and on terms reasonably acceptable to such requesting Preferred Holders term life insurance on the life of the Company’s Chief Executive Officer in an amount of not less than $2,000,000, plus $1,000,000 on up to two members of management selected by the Preferred Holders. If less than three members are selected by the Preferred Holders, the Preferred Holders shall have the right to require the Company to obtain “key man” life insurance on future designees who are employees of the Company; provided that the aggregate number shall be no more than three. Such policies shall be owned by the Company and all benefits thereunder shall be payable to the Company. The Company shall maintain in full force and effect, insurance policies sufficient in amount (subject to reasonable deductibles) to allow it to replace any properties or assets that might be damaged or destroyed.

3.7 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series A Preferred, all Common Stock issuable from time to time upon such conversion.

3.8 Confidential Information and Invention Assignment Agreement. The Company shall require all of its former, current and future officers, employees and consultants to execute and deliver a Confidential Information and Invention Assignment Agreement.

3.9 Assignment of Right of First Refusal. If the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall, to the extent it may do so under the relevant charter provision or contract, assign such right of first refusal or right of first offer to each Preferred Holder. In the event of such assignment, each Preferred Holder shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Preferred Holder’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Preferred Holder at the time of the proposed transfer and the denominator of which is the total number of Registrable Securities owned by all Preferred Holders at the time of such proposed transfer. If any conflict exists between this Section 3.9 and the ROFR Agreement, the ROFR Agreement shall prevail.

3.10 Market Stand-Off Agreement. The Company shall cause (i) all entities and individuals that become stockholders of the Company after the Closing (as such term is defined in the Purchase Agreement), (ii) all employees, executives, consultants, advisors and other service providers to the Company who receive stock options of the Company, and (iii) all persons and entities who receive warrants or other rights to receive the Company’s capital stock to be bound by market stand-off restrictions substantially similar to the market stand-off agreement contained in Section 2.12.

3.11 Compliance with Laws. The Company shall comply in all material respects with all applicable laws, rules, regulations and orders, noncompliance with which could adversely affect the Company’s business or condition, financial or otherwise including, without limitation, the filing of all tax returns and payment of all taxes and assessments when due by the Company unless such amounts are in dispute.

3.12 Termination of Covenants; Assignment of Covenants. Unless terminated earlier pursuant to the terms and provisions hereof, the covenants of the Company contained in this Section 3 shall terminate and be of no further force and effect upon the consummation of an

Initial Public Offering in which all of the Company’s Preferred Stock converts to Common Stock. The rights of the Preferred Holders contained in this Section 3 may be transferred or assigned by a Preferred Holder to a transferee or assignee of the Shares that (a) is a general partner, limited partner or retired partner of such Preferred Holder that is a partnership; (b) is a member or former member of any Preferred Holder that is a limited liability company; (c) is a family member or a trust for the benefit of the Preferred Holder or such family member; (d) is a subsidiary or parent corporation that owns all of the capital stock of the Preferred Holder; (e) is an Affiliate of the Preferred Holder; (f) is an Affiliated partnership, limited liability company or fund managed by a Preferred Holder or any of their respective directors, officers, partners or members; or (g) acquires not less than ten percent (10%) of the Registrable Securities (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) held by the transferring Preferred Holder measured as of the date such Preferred Holder became a party to this Agreement; provided, however, that (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities for which such rights and obligations are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

Section 4

Preemptive Rights

4.1 Subsequent Offerings. Each Holder shall have a preemptive right to purchase its pro rata share of all New Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement. Each Holder’s pro rata share is equal to the ratio of (a) the number of shares of the Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) of which such Holder is deemed to be a holder immediately before the issuance of such New Securities to (b) the total number of shares of the outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares) immediately before the issuance of the New Securities. The term “New Securities” shall, subject to Section 4.6 hereof, mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Series A Preferred or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Series A Preferred or other security or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any New Securities, it shall give each Holder written notice of its intention, describing the New Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Holder shall have twenty (20) days from the giving of such notice to agree to purchase its pro rata share of the New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Securities to any Holder who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of New Securities to Other Persons. If not all of the Holders elect to purchase their pro rata share of the New Securities, then the Company shall promptly notify in writing the Holders who are Preferred Holders who do so elect and shall offer such Preferred Holders the right to acquire such unsubscribed shares. Each such Preferred Holder shall have ten (10) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Holders fail to exercise in full the preemptive rights, the Company shall have ninety (90) days thereafter to sell the New Securities in respect of which the Holder’s rights were not exercised, at a price and upon general terms and conditions not more favorable to the purchasers thereof than specified in the Company’s notice to the Holders pursuant to Section 4.2. If the Company has not sold such New Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Holders in the manner provided above.

4.4 Limitation, Termination and Waiver of Preemptive Rights. In any particular offering of New Securities, the Company may limit the preemptive rights established by this Section 4 to Holders who are “accredited investors” as that term is defined in Regulation D, promulgated pursuant to the Securities Act of 1933, as amended. The preemptive rights established by this Section 4 shall not apply to, and shall terminate upon, the Company’s Qualified IPO (as defined in the Restated Certificate). The preemptive rights or any provision established by this Section 4 may be waived, with the written consent of (i) the Holders holding at least a majority of the Series A Preferred then held by all Holders (including shares of Common Stock issued upon conversion of the Series A Preferred) and (ii) the Holders (excluding the DPC Stockholders) holding at least a majority of the Common Stock then held by all Holders (excluding the DPC Stockholders). If a Holder does not exercise its preemptive right for an offering of New Securities (unless waived pursuant to this Section 4.4), such Holder’s preemptive right with respect to subsequent offerings of New Securities shall terminate.

4.5 Transfer of Preemptive Rights; Affiliates of Preferred Holders. The preemptive rights of each Preferred Holder under this Section 4 may be transferred to the same parties, subject to the same restrictions, as any transfer of the rights pursuant to Section 2.11. For purposes of this Section 4, “Preferred Holders” includes any general partners, limited partners, members and affiliates of the Preferred Holders. Each Preferred Holder shall be entitled to apportion the preemptive right hereby granted it among itself and its general partners, limited partners, members and affiliates in such proportions as it deems appropriate.

4.6 Excluded Securities. The defined term “New Securities” does not include shares of Common Stock issued or issuable:

(a) upon conversion of shares of Series A Preferred;

(b) to officers, directors or employees of, or consultants to, the Company pursuant to stock option or stock purchase plans (including, for example, restricted stock award agreements) on terms approved by the Board (including a majority of the Series A Directors) up to an aggregate amount of 30,000,000 shares of Common Stock (as adjusted for stock dividends, combinations, splits, recapitalizations and the like), including shares issued before the date of this Agreement;

(c) upon exercise or conversion of options, warrants or other convertible securities that are outstanding as of the Closing Date (as such term is defined in the Purchase Agreement);

(d) pursuant to a stock split, stock dividend or similar recapitalization by the Company;

(e) as an antidilution adjustment to the Series A Conversion Price (as defined in the Restated Certificate) pursuant to the Restated Certificate;

(f) pursuant to a Qualified IPO (as defined in the Restated Certificate); and

(g) with the vote or written consent of Preferred Holders holding a majority of the Series A Preferred held by all Preferred Holders;

(h) pursuant to a debt financing (including securities issued in consideration of guarantees of such financing), strategic transaction, joint venture or other similar business arrangement that is approved by the Board;

(i) pursuant to an acquisition of another entity by the Company by merger, purchase of all or substantially all of the stock or assets or other reorganization whereby the Company owns more than fifty percent (50%) of the voting power of such entity that is approved by the Board;

(j) Series A Preferred sold under the Purchase Agreement; or

(k) to financial institutions or lessors for commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions (including securities issued in consideration of guarantees of such financings or leases) that are approved by the Board.

Section 5

Miscellaneous

5.1 Amendment and Waiver.

(a) Except as otherwise expressly provided, the provisions of this Agreement may be amended, modified or waived only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities held by Preferred Holders and, if any such amendment, modification or waiver would adversely affect the rights of the Common Holders, by the holders of at least a majority of the Registrable Securities held by Common Holders exclusive of the DPC Stockholders; provided, however, that any amendment, modification or waiver of a provision herein requiring the approval or consent of holders of a supermajority of the Registrable Securities shall require the written consent of the Company and the holders of the applicable supermajority of the Registrable Securities.

(b) Any amendment or waiver effected in accordance with this Agreement shall be binding upon each Preferred Holder and Common Holder in accordance with the terms hereof.

5.2 Additional Holders. Subject to agreement of the Company and holders of a majority of the Registrable Securities, persons or entities who purchase Preferred Stock from the Company or who receive shares of Common Stock or Preferred Stock from the Company in connection with future mergers or acquisitions of businesses by the Company may be added to this Agreement as Common Holders or Preferred Holders as appropriate. Such additional holders shall become parties to this Agreement by executing and delivering an additional counterpart signature page. The Company shall use commercially reasonable efforts to have all holders of 100,000 or more of the Company’s outstanding Capital Stock who are not Preferred Holders to become parties to this Agreement.

5.3 Governing Law. This Agreement shall be governed in all respects by and construed under the internal laws of New York State as such laws are applied to agreements that are entered into by and among New York residents while located in New York and that are to be performed entirely within New York, without regard to principles of conflicts of law.

5.4 Jurisdiction; Venue. For any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in New York County, in New York State (or for exclusive federal jurisdiction, the United States District Court for the Southern District of New York).

5.5 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.6 Equitable Remedies. The parties hereto agree that irreparable harm would occur if any of the terms and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto if this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to seek an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the parties are entitled to at law or in equity.

5.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time.

5.8 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein and therein.

5.9 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under this Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.11 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise:

(a) if to the DPC Stockholders, at the DPC Stockholders’ address or facsimile number set forth on the Schedule of Preferred Holders attached hereto as Exhibit A or as shown in the Company’s records, as may be updated in accordance with the provisions hereof, and addressed to the attention of Hans Kobler, with a copy to Trevor J. Chaplick, Esq., Wilson Sonsini Goodrich & Rosati, P.C., Two Fountain Square, 11921 Freedom Drive, Suite 600, Reston, Virginia 20190, such copy not to constitute notice;

(b) if to any other Preferred Holder, to such Preferred Holder’s address or facsimile number set forth on the Schedule of Preferred Holders attached hereto as Exhibit A or as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(c) if to any other Holder, at such address or facsimile number as shown in the Company’s records, or, until any such Holder so furnishes an address or facsimile number to the Company, then to and at the address of the last Holder of the Registrable Securities in question for which the Company has contact information in its records; or

(d) if to the Company, one copy should be sent to its address or facsimile number set forth on the signature pages hereof and addressed to the attention of the Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Preferred Holders, with a copy to Michael J. Danaher, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Rd., Palo Alto, CA 94304, such copy not to constitute notice.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given: (a) upon delivery, if personally delivered; (b) one (1) business day after pre-paid deposit for next business day delivery with a commercial courier service (e.g., DHL or FedEx); (c) five (5) business days after deposit, postage pre-paid, with first class airmail (which airmail must be certified or registered); or (d) upon confirmation of facsimile transfer when sent by facsimile.

5.12 Attorneys’ Fees. If any arbitration, suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

5.13 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.14 Limitation on Subsequent Rights. Other than as provided in Section 5.2, after the date of this Agreement, the Company shall not (a) without the prior written consent of the holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder preemptive rights, co-sale rights, IPO purchase rights, information rights or any other rights contained in this Agreement (other than registration rights) on a parity with or senior to those granted to the Holders hereunder or (b) without the prior written consent of the holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (i) to include such securities in any registration filed under Section 2.2, Section 2.3 or Section 2.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (ii) to make a demand registration.

5.15 Non-Business Days. Notwithstanding anything to the contrary contained herein, if any calendar day referred to in this Agreement falls on a Saturday, a Sunday or a U.S. holiday (each a “Non-Business Day”), then any transaction or notice that must be effected or delivered on such a Non-Business Day will instead be required to be effected or delivered on the next day that is not a Non-Business Day.

5.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.17 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.18 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.19 Termination. This Agreement shall terminate and be of no further force or effect upon the date ten (10) years following the closing of the Qualified IPO.

(Remainder of the page intentionally left blank)

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement on the date first set forth above.

THE COMPANY:	ICX TECHNOLOGIES, INC.

	By:	/s/ Hans Kobler
	Name:	Hans Kobler
	Title:	Chief Executive Officer

Company Address:
411 West Putnam Avenue, Suite 125
Greenwich, CT 06830

[Signature page to Investors’ Rights Agreement]

PREFERRED HOLDER:

DP1, LLC

By:	/s/ Paul Jacobi
Name:	Paul Jacobi
Title:

Address:	411 West Putnam Avenue, Suite 125
Greenwich, CT 06830

[Signature page to Investors’ Rights Agreement]

PREFERRED HOLDER:

Valentis SB, L.P.
By: Valentis SB GP LLC, its General Partner

By:	/s/ Paul Jacobi
Name:	Paul Jacobi
Title:

Address:	411 West Putnam Avenue, Suite 125
Greenwich, CT 06830

[Signature page to Investors’ Rights Agreement]

COMMON HOLDER:

By:	/s/ Colin J. Cumming
Name:	Colin J. Cumming

Address:	1024 S. Innovation Way
Stillwater, OK 74074

[Signature page to Investors’ Rights Agreement]

COMMON HOLDER:

/s/ Joel P. Roark
Name:	Joel P. Roark

Address:	1024 S. Innovation Way
Stillwater, OK 74074

[Signature page to Investors’ Rights Agreement]

COMMON HOLDER:

/s/ James H. Luby
Name:	James H. Luby

Address:	1024 S. Innovation Way
Stillwater, OK 74074

[Signature page to Investors’ Rights Agreement]

COMMON HOLDER:

Frontier Engineering, Inc., an Oklahoma corporation,

/s/ Edward L. Shreve
Name:	Edward L. Shreve
Title:	President

Address:	702 W. Harned Avenue
Stillwater, OK 74075

[Signature page to Investors’ Rights Agreement]

COMMON HOLDER:

/s/ Timothy M. Swager
Name:	Timothy M. Swager

Address:	18 Copley Street
Newton, MA 02458

[Signature page to Investors’ Rights Agreement]

EXHIBIT A

Schedule of Preferred Holders

Name and Address
DP1, LLC
411 West Putnam Avenue, Suite 125
Greenwich, CT 06830

Valentis SB, L.P.
411 West Putnam Avenue, Suite 125
Greenwich, CT 06830

EXHIBIT B

Common Holders

[Subject to Change]

Name and Address
Colin J. Cumming
1024 S. Innovation Way
Stillwater, OK 74074

Joel P. Roark
1024 S. Innovation Way
Stillwater, OK 74074

James H. Luby
1024 S. Innovation Way
Stillwater, OK 74074

Edward L. Shreve
Frontier Engineering, Inc.
702 W. Harned Avenue
Stillwater, OK 74075

Timothy M. Swager
18 Copley Street
Newton, MA 02458